Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO MUNICIPAL INCOME OPPORTUNITIES TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Income Opportunities Trust was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect six Trustees by the holders of Common Shares, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                      Votes
Matter                         Votes For             Withheld
------                         --------              --------
(1)   David C. Arch            17,467,018            783,729
      Bob R. Baker             17,437,129            813,618
      Frank S. Bayley          17,473,309            777,438
      Larry Soll               17,454,966            795,781
      Philip A. Taylor         17,464,992            785,755
      Wayne W. Whalen          17,468,209            782,538